Exhibit 15
                                                           ----------




The Board of Directors
Polaroid Corporation

Ladies and Gentlemen

Re: Registration Statements No. 333-0791 and No. 33-44661


With respect to the subject registration statements, as amended as of the date hereof, we acknowledge our awareness of the use therein of our reports dated April 16, 1996, July 16, 1996 and October 15, 1996, related to our reviews of interim financial information.


Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                            Very truly yours,


                                            /s/ KPMG Peat Marwick, LLP





Boston, Massachusetts
November 21, 1996